SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

             This Second Amendment to Employment Agreement is hereby entered into as of October 19, 2005 by and among Cedar Shopping Centers, Inc., a Maryland corporation (the "Corporation"), Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership (the "Partnership") and Leo S. Ullman (the "Executive").

W I T N E S S E T H:

            WHEREAS, the Corporation, the Partnership and the Executive entered into that certain Employment Agreement dated as of November 1, 2003, as previously amended (the “Employment Agreement”); and

            WHEREAS, the Board of Directors of the Corporation (on the Corporation’s own behalf, and as the sole general partner of the Partnership) approved the modification to certain provisions of the Employment Agreement;

            NOW THEREFORE, intending to be legally bound the parties hereto agree as follows:

           1.      Section 2.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

                "2.1 Unless sooner terminated as provided in this Agreement, the term of employment shall be four years, commencing with the date hereof; provided, however, that commencing on October 1, 2007 and on each October 1 thereafter (each an “Extension Date”), the term of employment shall be automatically extended for an additional one-year period, unless the Corporation or the Executive provides the other party hereto not less than 60 days prior written notice before the next Extension Date that the term of employment shall not be so extended.”

           2.      Section 4.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

                "4.1 If the Executive’s employment with the Corporation or the Partnership shall be terminated (a) by the Corporation or Partnership other than for Cause or pursuant to Sections 3.6 or 3.7, (b) by the Corporation providing notice to the Executive pursuant to Section 2.1 hereof of non-extension of the term of employment or (c) by the Executive for Good Reason, then the Corporation and Partnership shall:

                 (i) pay to the Executive as severance pay, within five days after termination, a lump sum payment equal to 299% of the sum of the Executive's annual salary at the rate applicable on the date of termination and the average of the Executive's annual bonus for the preceding two full fiscal years;

                 (ii) arrange to provide Executive, for a 12 month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the earlier of a Change in Control, if any, or the date of termination to the extent obtainable upon reasonable terms; provided, however, if it is not so obtainable the Corporation shall pay to the Executive in cash the annual amount paid by the Corporation or the Partnership for such benefits during the previous year of the Executive's employment. Benefits otherwise receivable by Executive pursuant to this Section 4.1(ii) shall be reduced to the extent comparable benefits are actually received by the Executive during such 12 month period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by the Executive to the Corporation; and

                 (iii) any options granted to Executive to acquire common stock of the Corporation, any restricted shares of common stock of the Corporation issued to the Executive and any other awards granted to the Executive under any employee benefit plan that have not vested shall immediately vest on said termination."

           3.      A new Section 4.3 is hereby added to the Employment Agreement to read as follows:

          "4.3 (a) Notwithstanding anything to the contrary in this Agreement, if it shall be determined (as hereafter provided) that any payment, benefit or distribution (or combination thereof) by the Corporation, any of its affiliates (including the Partnership), one or more trusts established by the Corporation for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Corporation or an affiliate, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Corporation shall make an additional payment (the “Gross-Up Payment”) to the Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, the Executive shall retain the same amount as if no Excise Tax had been imposed. In addition, the Corporation shall reimburse the Executive for any and all costs and expenses (including attorneys’ fees) incurred by the Executive with respect to (i) the determination of the Excise Tax, any other taxes payable in respect of the Gross-Up Payment or the Gross-Up Payment, (ii) any disputes regarding the determination of the Excise Tax, any other taxes payable in respect of the Gross-Up Payment or the Gross-Up Payment, or (iii) the applicability of this Section 4.3.

                 (b)      Subject to the provisions of Section 4.3(a) hereof, all determinations required to be made under this Section 4.3, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Corporation prior to the change in control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Corporation or the Executive to submit its preliminary determination and detailed supporting calculations to both the Corporation and the Executive within 15 calendar days after the receipt of notice from the Executive or the Corporation (which notice shall include data sufficient to perform the determination and supporting calculations) that there has been a Payment which is or might be subject to an Excise Tax, or any other time or times as may be requested by the Corporation or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Corporation shall make the Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion from the Accounting Firm or from reputable legal counsel which is familiar with the Excise Tax provisions of the Code (which may but need not be regular or special counsel to the Corporation) that the Executive has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Corporation's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (the "Underpayment"). In the event that the Corporation exhausts its remedies pursuant to Section 4.3(d) below, and the Executive thereafter is required to make a payment or an additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Corporation and the Executive of such calculations, and of the amount any such Underpayment and the resulting additional Gross-Up Payment to the Executive within 15 calendar days after the Accounting Firm received notice of the Underpayment from the Corporation or the Executive. Any Gross-Up Payments due under this Section 4.3 shall be promptly paid by the Corporation, at its expense, to or for the benefit of the Executive (including any withholding payment made directly by the Corporation to the Internal Revenue Service or the U.S. Treasury with respect to the Executive's Excise Tax liability) within five (5) business days after receipt of the determination and calculations from the Accounting Firm. All fees and expenses of the Accounting Firm shall be paid by the Corporation in connection with the calculations required by this Section 4.3.

                 (c)      The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Corporation) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of the Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment.

                 (d)      The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) provide to the Corporation any information which is in the Executive's possession reasonably requested by the Corporation relating to such claim, (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (iii) cooperate with the Corporation in good faith in order to effectively contest such claim, and (iv) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.3, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, further, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall pay the amount of such payment to the Executive, and the Executive shall use such amount received to pay such claim, and the Corporation shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Corporation to contest such claim, the Executive may limit this extension solely to such contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                 (e)      If, after the receipt by the Executive of an amount paid or advanced by the Corporation pursuant to this Section 4.3, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Corporation's complying with the requirements of Section 4.3(d)) promptly pay to the Corporation the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto) (or, to the extent such payment would be deemed prohibited by applicable law, shall be treated as a prepayment by the Corporation of any amounts owed to the Executive). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4.3(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such payment made to the Executive thereunder shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

          IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of the date first above written.

CEDAR SHOPPING CENTERS, INC. By: /s/ CEDAR SHOPPING CENTERS PARTNERSHIP, L.P. By: Cedar Shopping Centers, Inc. By: /s/ /s/ Leo S. Ullman